Exhibit 14.1

Effective November 15, 2018

A Brighter Future – From the Ground Up

CODE OF ETHICS AND BUSINESS CONDUCT

Message from the Chief Executive Officer

Our company has brought together remarkably talented and dedicated people in a business climate that fosters diversity and innovation. However, all of our skills and determination would mean little without a workplace committed to the highest standards of ethical conduct.

The Tronox Code of Ethics and Business Conduct together with our related compliance policies, is the cornerstone of our commitment to conduct our business with honesty and integrity and in compliance with all applicable laws. It provides guidance on our responsibilities to shareholders, customers, and to each of our colleagues.

It is important to appreciate the role each of us play in living up to Tronox’s reputation for high ethical and compliance standards. Our commitment is to do what’s right, make it better, collaborate, be accountable if you see misdeeds, and seek out assistance should a question arise.

All of us—our employees and directors, as well as our agents, suppliers and contractors in their work on behalf of Tronox—are responsible for becoming familiar with, and abiding by, the Code.

As this great company reaches new heights as a market leader, we seek your support in strengthening our ethical and compliance culture for our exciting future.

Sincerely,

Jeffry N. Quinn

President and Chief Executive Officer

Tronox Limited

Code Contents

The Tronox Core Values	6

Honesty	6

Health & Safety	6

Professionalism	6

Responsibility	6

People	6

Teamwork	7

Customers	7

Results	7

Safety and Protection of the Environment	7

Business with Integrity	7

No Conflicts of Interest	7

Respect	7

Compliance	8

Management Responsibility	8

Our Responsibilities and Commitments	9

Our Commitment in Administration of the Code	9

Reporting of Violations or Concerns	10

Retaliation Will Not Be Tolerated	12

Confidentiality is Paramount	12

Disciplinary Actions	13

Waivers of the Code	14

Questions and Answers About Our Responsibilities and Commitments	14

Protecting Confidential Information	15

Information to be Protected	15

Our Duty to Information Entrusted to Us	15

“Material” Information	15

Restricted Access	16

Disclosure of Non-Public Information	16

Questions and Answers about Protecting Confidential Information	17

How Do I Prevent Insider Trading and Tipping?	18

What is prohibited?	18

Why is it prohibited?	18

What you cannot do.	18

When is information non-public.	18

How to handle material, non-public information.	19

Questions and Answers about Insider Trading and Tipping	19

Conduct with Customers, Suppliers, and Competitors	21

Standard of Conduct	21

Fair Dealing	21

Unfair Competition - Antitrust	21

Marketing: Disparagement of Competitors	22

Are you responsible for any Tronox advertisement or marketing?	23

Product Safety	24

Offering Gifts, Entertainment, and/or Travel to Customers	24

Accepting Gifts from Vendors and Suppliers	24

Before accepting a gift, ask yourself:	25

Accepting Gifts, Entertainment, and/or Travel	25

Questions and Answers about Conduct with Customers, Suppliers and Competitors	25

Maintaining A Fair and Safe Workplace	27

Responsibility Toward Company Personnel	27

Health and Safety	27

Non-Discrimination: Harassment and Bullying	28

Bullying	28

Personal Information and Privacy	29

Substance Abuse	29

Labor Representation	29

Questions and Answers about Maintaining a Fair and Safe Workplace	30

Protecting Corporate Assets	31

When is use permitted by Tronox?	31

When is use not permitted by Tronox?	31

Proper Use of Corporate Assets	31

Records Management	32

Intellectual Property	32

Cyber-security	33

Questions and Answers about Protecting Corporate Assets	34

Ensuring the Accuracy of Corporate Records and Reporting	35

How to ensure accuracy	35

Accounting Controls	36

Documentation	36

Anti-Money Laundering	36

Preventing the Facilitation of Tax Evasion	36

Securities and Exchange Commission (“SEC”) Reporting; Other Public Communications	37

Questions and Answers about Accuracy of Records and Reporting	38

Our Responsibilities to the Public	39

Relations with Government Officials	39

What are our responsibilities?	39

Political Activities and Contributions	40

Media Contact and Public Statements	40

Social Media Use	40

Environmental Protection	41

Respecting Local Law and Customs	42

Export and Import Controls	42

Embargoes and Sanctions	42

Questions and Answers about Responsibilities to the Public	43

Avoiding Conflicts of Interest	44

A conflict situation can arise when an employee or director:	44

Corporate Opportunities	45

Questions and Answers about Conflicts of Interest	45

Who to contact for help with this Code	46

The Tronox Core Values

Our Code of Ethics and Business Conduct (the “Code”) sets out the standards for how we conduct our business with the highest ethical behavior. The obligations in this Code apply to Tronox Limited, its subsidiaries, affiliates, joint ventures, and all other entities, that, in each case, are directly or indirectly controlled or managed by Tronox, the employees and directors of these entities (to the extent applicable to their work for Tronox) and agents, suppliers, and contractors of these entities (to the extent applicable to their work for Tronox). Behavior reflecting high ethical standards is expected of all directors, employees and others who are bound by the Code, regardless of position or location. No director, officer, manager, supervisor, or agent has the authority to violate the Code, or to require conduct by any other person that violates the Code, other Tronox policies, or applicable law. We strive to conduct our activities in a responsible and ethical manner, adhering to these values:

Honesty

We believe in always being honest in dealing with our customers, suppliers and others and complying with all laws and regulations applicable to our business at all levels.

Health & Safety

We work safely – all the time. We believe passionately that everyone at Tronox should experience a safe and healthy workplace. We proactively identify and manage risk, conduct ourselves responsibly, exercise good judgment and take responsibility for our actions.

Professionalism

We believe in providing our products and services in a prompt and professional manner, gaining the loyalty and trust of our employees, customers and suppliers.

Responsibility

We care for our environment and our communities. We are responsible citizens, as a company and as individuals. We are stewards of our environment and active in our communities.

People

People are our most important resource. We create opportunities for development and act intentionally to create a diverse and supportive work environment. Each of us is committed to personal growth and development, embraces change, and learns from our successes and mistakes in order to create a high-performance culture.

Teamwork

We will win – as a team. We collaborate effectively, communicate openly, engage honestly, treat others respectfully, and make informed decisions.

Customers

Customers are central to all that we do. Our collective purpose is to create and sell differentiated and competitive products and services, and to make it easy for our customers – internal and external – to do business with us.

Results

We measure, own, and deliver results. We encourage creativity and quantify results. We set clearly defined and challenging objectives; we own those objectives, and we deliver results, with a relentless focus on operational excellence. We innovate our processes to continuously deliver better results.

Safety and Protection of the Environment

Safety comes before everything else. We will remain committed to all Company safety standards. We are committed to protecting our environment and improving the overall welfare of the environment, where we operate and beyond.

Business with Integrity

We conduct our business with integrity and transparency. We do not give or receive bribes, or facilitate improper payments of any kind. Our accounting records must accurately reflect the true and complete nature of every transaction. No unrecorded account, fund, or asset will be established or maintained.

No Conflicts of Interest

We will not advance our personal interests by misusing or abusing our positions or Company assets, and will ensure that our personal interests are in line with those of the organization.

Respect

We will respect our colleagues and their opinions, beliefs, and values. We will support them and behave in a positive and constructive way towards them at all times. Our team members will support and encourage each other to maintain our high ethical standards.

Compliance

We must comply with the laws and regulations of every country in which we operate. Compliance with laws and regulations is an essential element of our success.

Management Responsibility

All Tronox officers, managers, and supervisors are accountable for the actions of the employees who report to them and are responsible for seeing that the Code, other Tronox policies, and applicable laws are followed. This reflects our commitment to Tronox’s values.

Managers must:

●	inform their employees and agents working on behalf of the company about company policies, including those dealing with legal and ethical behavior;
●	ensure that appropriate ongoing employee and agent training occurs;
●	enforce the Code and ensure that violators of the Code are appropriately disciplined;
●	follow applicable Human Resources policies to avoid hiring individuals who have a propensity to violate any applicable law or rules of the type embodied in the Code; and
●	maintain a work environment where constructive, frank, and open discussion about ethics is encouraged and expected without fear of retaliation.

In this effort, managers should seek and will receive support from Tronox’s Human Resources Department, Tronox’s Legal Department, and its Internal Audit function. Human Resources representatives are responsible for providing a copy of the Code to new employees, and for coordinating training in relation to and regular certification of employee’s commitment to follow the Code principles.

The Legal Department is responsible for investigating suspected and detected violations of the Code, for maintaining the Tronox Ethics and Compliance Hotline (the “Hotline”), and for reporting material Hotline activity to the relevant manager, Tronox Executive Team, the Audit Committee of the Board of Directors, and any non-management directors, as appropriate. Internal Audit is responsible for monitoring and auditing compliance with the Code by examining and evaluating company activities.

Our Responsibilities and Commitments

We at Tronox are dedicated to complying with the Code, other Tronox policies, and all applicable laws in conducting our business. We strive to conduct our operations worldwide in accordance with exemplary standards of business integrity.

Our Responsibilities

●   Read this Code fully and carefully.

●   Provide complete and honest disclosure in any reports filed by Tronox.

●   Follow the spirit and letter of the law in all aspects of our business.

●   Promptly report any violations of this Code.

●   Cooperate fully during all internal and external investigations.

This Code will act as a guideline intended to assist all of our employees, directors, agents, and suppliers in acting and making decisions on behalf of Tronox consistent with these standards. Of course, no guidelines can be all-inclusive, and responsibility for proper conduct rests with you.

Our Commitment in Administration of the Code

Employees will receive, and will acknowledge receipt in writing of, a copy of this Code at the time they join Tronox, and annually those employees with a company email and computer will conduct a training and certification of their understanding of the Code.

Directors will receive a copy of this Code at the time they are elected to the Board and each year the Governance and Nominating Committee of the Board will review the Code. Management will annually present to Directors on the applicability of the Code to Directors’ conduct. Agents, contractors, and suppliers will also be required to adhere to the Code in the course of their work on behalf of the Company.

Reporting of Violations or Concerns

There is no substitute for personal integrity and good judgment. If you are faced with a difficult decision, consider whether you would feel comfortable if your decision became public knowledge. If you think your decision could appear improper from a legal or ethical standpoint, are in doubt about the best course of action to take, or otherwise have questions about the applicability of this Code, you are encouraged to speak with your manager or the Legal Department.

We have a duty to report all inappropriate, unethical or illegal conduct or behavior in violation of this Code, the law, or other Tronox policies. If you become aware of or suspect a violation, you should report to your manager or the Legal Department. Corporate Executive Officers and Directors should report to the Legal Department.

The Tronox Ethics and Compliance Hotline, Speak Up, has been set up as an additional avenue for you to report Company policy violations, violations of government laws, rules and regulations, or any other ethical concerns. It is meant to supplement the Company’s regular reporting channels. It is administered by, Convercent, a third party service provider.

Subject to local laws, you have the option to report any actions anonymously. Your report will be handled confidentially. The General Counsel of Tronox provides timely reports to the Audit Committee of the Company’s Board of Directors with respect to Hotline reports received and respective outcomes.

The Hotline reporting service is available 24 hours a day, 7 days a week. Written reports may be made online at: tronox.com/speak up. Telephone reports may be made to: +1 800 461-9330 (This number is toll-free in the US and Canada only; local toll free numbers may be found at tronox.com/speakup).

Please refer to the Company’s Hotline Policy for further information.

Retaliation Will Not Be Tolerated

Everyone should feel comfortable reporting violations. Tronox will neither retaliate nor tolerate any harassment or retaliation against anyone for reporting, in good faith, suspected violations of laws, regulations, or Tronox policies or procedures, including this Code.

Retaliation means any negative employment action taken against someone because he or she has made a report in good faith or is going to make a report in the future. Specifically, this means Tronox will not terminate, demote, transfer to a less desirable assignment, or otherwise discriminate against you for calling attention to acts that are suspected to be illegal, unethical, or in violation of this Code, or for providing information relating to an investigation thereof.

However, Tronox reserves the right to discipline anyone who: (1) knowingly makes a false accusation; (2) provides false information to Tronox; (3) violates this Code, any applicable law, or other Tronox policies or procedures; or (4) has otherwise acted improperly.

Making a report in good faith does not mean you have to be certain that something unethical is happening – it just means that you have a genuine reason to believe something is wrong.

Confidentiality is Paramount

Any report of concerns contemplated by this Code will be kept confidential to the extent practicable or allowed by law.

However, you should be aware that there are certain situations which require disclosure of confidential information in order to reach a resolution. For further information, refer to the section on Confidential Information below.

Disciplinary Actions

Failure to comply with the Code is viewed as a serious matter.

Disciplinary actions may include immediate termination for cause.

If a breach has occurred, the nature of any disciplinary or correction action will be determined in consultation with appropriate experts.

Violations of legal and regulatory requirements may carry their own civil and criminal penalties, including fines and imprisonment. Where Tronox has suffered a loss, it may pursue its remedies against those responsible. Tronox will always cooperate fully with appropriate authorities when laws have been violated.

The Legal Department is responsible for administering the implementation and execution of this Code, including investigating violations of the Code.

What actions may result in discipline?

●    Any violation of this Code or any other Tronox policy

●    Requesting or ordering others to violate this Code or any other Tronox policy

●    Failure to promptly report, or taking actions to obscure or cover-up, known or suspected violations of this Code or any of Tronox policy

●    Knowingly providing false information concerning a violation or potential violation

●    Retaliation against another individual for reporting suspected violations

●    Violating any applicable law or otherwise subjecting you or Tronox to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines)

Waivers of the Code

Waivers of the Code for corporate executive officers or Directors may be made only by the Board of Directors and will be promptly disclosed as required by the Securities and Exchange Commission (“SEC”), stock exchange, or other applicable rules or regulations. The General Counsel must make any waivers of the Code for others who are bound by the Code in writing. Requests for such waivers should be directed, in writing, to the General Counsel.

Updates to the Code will be distributed to individuals bound by the Code, as needed, to reflect amendments or changes.

Questions and Answers About Our Responsibilities and Commitments

Q	How do I know if an issue is a compliance concern?
A	Err on the side of reporting any good faith issue you believe does not follow the law or Company policy.
Q	What are some examples of compliance concerns?
A	You may be concerned that you have witnessed fraudulent conduct, discrimination in hiring practices, or any other real or potential violation of the Code, corporate policies or application laws.
Q	How do I report a compliance concern and will my report remain confidential?
A	You may report your concern to your manager or the Legal Department. You may also submit a confidential report to the Hotline.

Protecting Confidential Information

Tronox must balance its interests in maintaining the confidentiality of information about its business with its responsibilities to make timely, complete, and accurate public disclosure of such information. This means Tronox requires individuals who deal with or become aware of confidential information to comply with the following guidelines and procedures.

Information to be Protected

Confidential Information is all Company information (or information others have entrusted to Tronox) that is:

•	not generally known by the public;
•	might be of use to competitors if disclosed; or
•	is harmful to Tronox (or its customers or business partners) if disclosed.

Our Duty to Information Entrusted to Us

We have a duty to maintain the confidentiality of all confidential information entrusted to us by Tronox or “Designated Companies” or their customers, unless disclosure is authorized or legally mandated.

“Designated Companies” are any companies Tronox has dealings with, such as:

•	current contractual arrangements (i.e., customers; suppliers of goods and services; vendors; or licensees); or
•	possible contractual arrangements (including negotiating joint ventures, joint bids, etc. or acquiring/selling securities or assets).

“Material” Information

Material, non-public information may come in the form of business plans or other documents, conversations, or even through knowledge of an imminent press release, and must be treated carefully to maintain its confidentiality. Generally, information is “material” if an investor would:

•     consider it important in deciding whether to buy or sell the Company’s securities; or

•     view the information as having significantly altered the total mix of available information about the Company’s securities.

Remember! If you have any doubt whatsoever as to whether certain information is “material”, you need to resolve all doubt before making any determination.

Additional language about trade secrets and proprietary information may be found in the section on Protecting Corporate Assets.

Examples of information that should be presumed “material” are:

•      financial information about Tronox’s financial condition or results of operations (such as earnings), including changes in previously disclosed financial information

•      financial forecasts, especially earnings estimates

•      plans for declarations of stock splits or dividends or increases or decreases in dividends

•      mergers, acquisitions, tender offers or divestitures or the purchase or sale of substantial assets

•      significant changes in operations or significant new products to be introduced

•      proposed new issuances of securities or extraordinary borrowings or debt payments

•      significant litigation developments

•      governmental investigations, criminal actions, or indictments, any collateral consequences, including potential debarment from government contracts, and any other significant governmental actions

Restricted Access

Access to material, non-public information is restricted to Tronox personnel only on a “need to know” basis. This means that every reasonable effort must be taken to limit both the number of Tronox personnel becoming aware of the information and the duplication and circulation of written materials containing the information.

Generally, you should exercise your best judgment as to what steps to take to restrict access to and otherwise protect the confidentiality of non-public information. In case of any doubt, immediately consult with your supervisor or the Legal Department.

Disclosure of Non-Public Information

Generally, public disclosure of non-public information is the responsibility of management, so it is important to maintain confidentiality of non-public information, regardless of whether public disclosure has occurred or you believe it has occurred.

If you are contacted by anyone outside of Tronox to discuss confidential information, do not disclose any confidential information and please refer them to the appropriate Tronox management personnel. Other than on the “need to know” basis, no disclosure will be made without the prior approval of the Legal Department or other appropriate management.

Questions and Answers about Protecting Confidential Information

Q	Tronox announces a new product. Eager to help get the word out, may you send emails containing contact information of loyal customers for employees to use in reaching out to them regarding the new product?
A	Check with the Legal Department before doing so. Many countries do not allow the transfer of personal information or data across borders. You would have to verify the applicability of any data protection or transfer restrictions or whether Tronox has put in place an appropriate data transfer agreement before you proceed with sending the information.
Q	While attending a conference, you meet a business owner who could become a very large customer. This person gives you her personal contact information and you are eager for Tronox to begin sending her relevant information. Should you go ahead and put her information into Tronox’s global contacts database so others can contact her with information in which she may be interested?
A

No. Countries often have personal data laws that protect and sometimes prohibit the sharing of personal information without the express consent of the individual. If you have any questions concerning a similar situation, consult with the Legal Department concerning how to store and use similar personal information or data.

How Do I Prevent Insider Trading and Tipping?

What is prohibited?

The purchase or sale of a company’s securities while aware of material, non-public information in breach of a fiduciary duty and relationship of trust and confidence owed a company (so-called “insider trading”), or the disclosure of information to others who trade on the basis of that information (so called “tipping”), is prohibited by applicable securities laws.

Why is it prohibited?

Violations of insider trading laws may expose Tronox and the individuals engaging in such activities to severe civil and criminal liability.

What you cannot do.

You must not engage in transactions in any securities*, whether Tronox’s or any other public company’s, while you are in possession of material, non-public information about such companies.

You must not communicate material, non-public information to any person who might use that information to purchase or sell securities. It does not matter that you might not receive any benefit for the information you disclose.

When is information non-public.

Insider trading prohibitions come into play only when you possess information that is material and “non-public”. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public”, the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.

* For purposes of this Code, the term “securities” includes options or derivative instruments with respect to such securities and other securities that are immediately convertible or exchangeable into such securities.

How to handle material, non-public information.

If you obtain information as a result of service to Tronox, you must:

●	not disclose material, non-public or other confidential information to anyone, inside or outside of Tronox (including family members) except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

●	refrain from recommending or suggesting that any person engage in transactions in securities, whether of Tronox or any other companies, while in possession of material, nonpublic information about those securities; and

●	abstain from engaging in any transactions in securities, whether of Tronox or any other companies, while in possession of material, non-public information regarding their businesses or operations.

If you have any doubt as to whether you should refrain from making an investment decision or share information with others, err on the side of caution and refrain.

Remember!

What is considered “material” information may be difficult to determine. If you have any doubt whether information is “material”, do not trade on or communicate such information.

For further information as to what is “material,” please refer to the section on Confidential Information, above, or the Tronox Insider Trading Policy.

Questions and Answers about Insider Trading and Tipping

Q	You participate in the early stages of a project for Tronox that you think will generate significant returns for the Company and its shareholders. Information about this project has not been made known publicly. Since it is still in the early stages and your anticipation of high profits developed from your own opinions and observations, is it okay to buy stock in Tronox?
A	No. Your reasons for buying Tronox stock are based on non-public material information you obtained as an employee.
Q	What are some examples of material information that should not be disclosed?
A	Examples of material information include: earnings estimates; new products to be introduced; or new corporate acquisitions.

Q	How long must I wait before sharing material information with family or friends about significant developments that I learned about through my work at Tronox?
A	You should wait until the information has been made public (i.e., the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information).

Conduct with Customers, Suppliers, and Competitors

Tronox’s success depends on building good relationships with our customers and suppliers. Cultivating an atmosphere of trust and selling our products based on merit are fundamental to this goal.

Standard of Conduct

✓ Avoid any conduct that violates, or might appear to violate, either the letter or spirit of an antitrust law.

✓ All agents and distributors shall undergo appropriate background screening prior to doing business with the Company.

×  Do not enter into any agreement or understanding with any competitor regarding price.

×  Do not engage in or discuss with competitors or other business partners any prohibited activities that might be interpreted as an effort to improperly restrict or limit competition (such as pricing or sale terms).

Fair Dealing

We should all strive to deal fairly with Tronox’s customers, suppliers and competitors. To that end, we must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Unfair Competition - Antitrust

Antitrust laws are intended to protect the process of competition to maximize consumer benefit. Nearly all countries in which Tronox operates have enacted such laws. Antitrust laws prohibit agreements among competitors to fix prices, restrict output, bid rig, allocate markets, or boycott customers or suppliers. As a general premise, you may not engage with our competitors in any manner that might be interpreted as an effort to improperly restrict or limit competition.

Antitrust risks may arise in a variety of aspects of our business:

1.	Pricing—To complete effectively, we gather information about our competitors’ pricing and their actions in the marketplace. However, we may not obtain this information directly from competitors because the exchange of information may imply an intent to collude on pricing terms. We may gather competitive information only from legitimate sources, such as the business press, the internet, customers and consultants. Price-fixing schemes (i.e., agreements among competitors to raise, fix, or otherwise maintain the price of goods) are among the most serious violations of antitrust law and may be punishable by fines or imprisonment. Examples of illegal price fixing agreements with competitors include:

●	Adopting a standard formula for computing prices;

●	Adhering to a minimum fee or price schedule;

●	Holding prices firm;

●	Eliminating or reducing discounts;

●	Agreeing to reduce inventories or curtail output.

2.	Trade Associations and Trade Shows-The antitrust laws permit competitors to participate in trade associations and in trade shows provided any discussions do not result in agreements to impair competition. For trade association meetings, you are reminded to review the agenda in advance, and confirm that the discussions will be limited to legitimate missions of the organization. Avoid any inference that the trade association organizers are acting as conduits of information to competitors to restrain competition. Exercise caution in trade show settings to avoid the appearance of collaborating with competitors on sensitive information. Never comply with a competitor’s request to reveal non-public information such as customer pipeline, marketing strategies for products or customers, or new product development.

3.	Bid rigging—Whenever contracts are awarded by means of soliciting bids, any coordination among competitors may effectively raise prices and is unlawful. You must remain alert for the following situations, all of which are considered violations by antitrust regulators:

●	Bid suppression--One or more competitors who otherwise would be expected to bid agree to refrain from bidding so that the designated winning competitor’s bid will be accepted.

●	Complimentary bidding--Competitors agree to refrain from bidding or withdraw a previously submitted bid so that the designated winning competitor’s bid will be accepted.

●	Bid rotation—All competitors submit bids but take turns being the lowest bidder.

●	Subcontracting-Competitors who agree not to bid or to submit a losing bid may in turn receive subcontracts or supply contracts in exchange.

Be cautious about indicators of collusion and avoid loose language.

We must avoid careless language in our electronic communications, memoranda, notes and public statements which might suggest anticompetitive practices. The following are examples of phrases that may suggest an invitation to a competitor:

Don’t claim future Tronox price or output actions are contingent on specific competitor responses. For example, phrases such as “I do not want to undercut a competitor” should be avoided.

Don’t suggest competitors or the industry should behave “rationally” and “appropriately” or should stop behaving “illogically”. A phrase such as the “industry lacks discipline” may be taken out of context and should be avoided.

Don’t discuss what industry price or output, or a competitor’s price or output, should be. A statement such as “the price increase is taking hold” may create an inference of collusion.

Marketing: Disparagement of Competitors

Tronox advertising and marketing must comply with all applicable governmental laws, rules and regulations that prohibit unfair and deceptive trade practices. This includes any advertising and sales promotion policies.

It is Tronox’s policy to emphasize the quality of its products or services; however, you must not make unfounded disparaging comments about competitors or their products or services. Statements (oral or written) made concerning a competitor or its products must be fair, factual and complete.

When communicating about a competitor or its products or services:

●  Avoid comments about a competitor’s character or business practices (e.g., telling a customer that a competitor’s sales representative is immoral or untrustworthy).

●   The primary emphasis should be on Tronox’s capabilities, know-how and the benefits of its products and services to its customer, rather than on a competitor’s deficiencies.

●   Avoid references to a competitor’s non-product related troubles or weak points (e.g., financial difficulties, pending lawsuits, government investigations).

●   Statements about the specifications, quality, utility or value of a competitor’s products or services should not be made unless they are substantiated by the competitor’s current published information or other factual data with respect to the competitor’s current products. In some countries, such statements also might be required to relate positive aspects of the competitive product or services.

●   Unsubstantiated claims that Tronox originated a product or services or one of its features should not be made.

Are you responsible for any Tronox advertisement or marketing?

If so, it is important that you:

●    make sure that the advertisement is truthful, not deceptive, and complies with all applicable laws, rules, regulations and policies

●    verify all claims regarding performance, quality, etc.

Product Safety

Manufacturing and marketing only products that can be operated and handled safely is a key business objective of Tronox. To that end, Tronox products will be tested to assure quality and safety standards are met. Additionally, our products will be accompanied by clear and relevant safety information and appropriate warnings and instructions regarding any hazard that our products may pose to persons, property, or the environment.

It is important to make sure that you do not authorize the shipment of any product known to be defective, unsafe, or unsuited for its intended use.

Offering Gifts, Entertainment, and/or Travel to Customers

Attempting to influence customer purchasing decisions is improper, unacceptable, and in some instances, unlawful, and is prohibited. For that reason, do not offer money, gifts, discounts, special favors or other items of value to customers or prospective customers that may be construed as an attempt to improperly influence their relationship to Tronox’s business interests.

Examples of acceptable gifts you may give include: widely distributed specialty advertising items (i.e. clothing and desktop accessories with Tronox’s logo); tickets to local sports or cultural events; restaurant meals; and tokens of goodwill with nominal market value.

Never give gifts of cash or cash equivalents, such as gift cards.

There may be instances where local tradition calls for giving gifts on special occasions. If that is the case, small gifts of nominal value can be presented, as long as the cost for that gift is fully documented. It is also important to ensure that the gift is consistent with Tronox’s compliance programs and policies.

Accepting Gifts from Vendors and Suppliers

Business gifts of significant value offered to you may be intended to improperly influence the selection of vendors or suppliers. Therefore, Tronox’s standards governing the acceptance of gifts from vendors or supplier companies or their agents mirror those relating to giving gifts to our customers and prospective customers.

Accepting Gifts, Entertainment, and/or Travel

Decisions about accepting gifts or entertainment from vendors or suppliers should be governed by local custom, discretion and good judgment. As a general rule, business gifts may be accepted provided they are of nominal value and include no cash or financial securities. Tronox would regard a single item or collection of items in excess of US $150 as being beyond nominal value and to be reported to your supervisor or the Legal Department. In the case of meals, entertainment, lodgings or offers of travel, the decision to accept should be guided by the principle of reciprocity, that is, whether the individual who received such an offer is in a position to reciprocate in a similar fashion using Tronox’s normal expense account procedures.

When it comes to gifts and entertainment

×    Don’t give gifts that are excessive, improper, or even give the appearance of being improper.

×    Don’t solicit gifts, entertainment, or favors of any kind from suppliers, customers, or competitors.

×    Don’t accept unsolicited gifts worth more than USD 150.00 (unless approved by your supervisor or the Legal Department).

If the gift involves a government or public official, it is crucial you comply with the information provided in the section on Anti-Bribery and Anti-Corruption.

Before accepting a gift, ask yourself:

●    Is there an expectation to reciprocate in kind?

●    Is the type of gift or invitation appropriate in a business relationship?

●    Is the frequency you accept offers of entertainment excessive?

●    Are you receiving a single item or collection of items valued in excess of US $150?

●    Have you secured the approval of your supervisor or the Legal Department in advance?

If you have concerns whether a particular gift is permissible under this policy or if you need to request approval for any gift or entertainment not covered here, contact your manager or the Legal Department.

Questions and Answers about Conduct with Customers, Suppliers and Competitors

Q	A long-time competitor invites you to participate in a conference about the current state and future of the industry. Should you accept the invitation to participate in the meeting?
A	It depends. As a general rule you should never participate in any meeting with competitors that might contravene competition laws. However, a conference could present a good business development opportunity. Gather as much information about the meeting as possible. Ask questions: Is it a public meeting? Who will attend the meeting? What is on the agenda for the meeting? What will be discussed? What will be your role in the meeting? Once you have gathered sufficient information discuss the invitation with the Legal Department, use sound judgment, and err on the side of avoiding any circumstances that could even present the appearance of a competition law violation.

Q	A competitor publicly announces that it is reducing the price for a product that Tronox also sells. May Tronox announce to customers that it is matching the competitor’s price?
A	Yes, Tronox may reduce its prices to remain competitive. However, public announcements of price increases may only be done with the prior approval of the Law Department.
Q	Tronox is interested in hiring a third party sales representative with various contacts that would help extend Tronox’s market and brand. You learn information and facts that suggest unethical behavior by the sales representative in the past, including bribery and improper gifts. Should you engage the Legal Department or overlook the information since it was in the past?
A	Immediately engage the Legal Department. Present the attorney with the facts and information and seek his or her advice on the matter. Most likely you will need to disengage with the sales representative and pursue other opportunities.
Q	I serve on the Board of a local community charity. May I solicit contributions from customers to the charity?
A	No. Although well-intended, the request might be interpreted as solicitation for a bribe for special preference or advantage in pricing of products or services.
Q	You have a long relationship with a supplier for Tronox. The supplier sends you a basket of assorted fruits and candies during the holiday season. May you accept the gift?
A	Yes, these gifts are common and not likely to cause you to give them unfair advantage over a competitor supplier. Gifts valued over USD 150 should be referred to your manager or Legal Department.

Maintaining A Fair and Safe Workplace

Responsibility Toward Company Personnel

The relationship between Tronox and its personnel at every level is one based on mutual respect, reciprocal trust, and shared objectives. Treating each other with respect, as further outlined below, is the foundation of good business conduct.

Health and Safety

Tronox continually strives to provide a safe and healthy workplace in compliance with all applicable governmental laws and regulations. To support that initiative, you are expected to comply with all applicable workplace health and safety rules. If your position requires compliance with any workplace safety and health requirements, you will be provided with appropriate training.

Threats or acts of violence will not be tolerated and must be reported immediately. Anyone who threatens or perpetrates a violent act will be subject to disciplinary action, up to and including termination of employment, civil litigations, and/or criminal prosecution.

How can I help to promote a safe workplace?

✓	Abide by this Code and applicable laws and policies.
✓	Intervene quickly if you see something or someone behaving unsafely.
✓	Be aware of how your decisions and actions will affect the health and safety of others.

Non-Discrimination: Harassment and Bullying

We strive to create a workplace built on equal opportunity, fairness, and respect. In order to maintain an inclusive and diverse workplace, we must take steps to ensure that it is free from acts of discrimination and harassment. Tronox does not discriminate in its hiring, promotion, or other employment practices because of age, race, color, religion, creed, national origin, ancestry, ethnicity, sex, pregnancy, gender identity, transgender status, gender, physical or mental disability, including gender-related conditions, alienage, or citizenship status, military status, actual or perceived sexual orientation, unemployment status, caregiver status, partnership status, credit history, salary history, or any other characteristics protected by applicable laws. All Tronox employees, other workers, and representatives, are prohibited from engaging in unlawful discrimination.

Any Employee who believes that he or she has been subjected to discrimination or harassment on the basis of any legally protected status should report the matter to their supervisor, the Compliance Officer, or through the Tronox Hotline.

The Company will not tolerate harassment based on any of the characteristics described herein. Harassment is offensive behavior that interferes with another’s work environment or creates an intimidating or hostile work environment. Harassment may take many forms. Sexual harassment in the form of a “hostile environment” consists of words, signs, jokes pranks, intimidation or physical violence which are of a sexual nature, or which are directed at an individual because of that individual’s sex or sexual orientation. Other forms of prohibited conduct include: making gestures, threats, or derogatory remarks or displaying photographs, cartoons, calendars or posters intended to harass.

Bullying

Bullying is inappropriate behavior, either direct or indirect, whether verbal, physical, or otherwise, conducted by one or more persons against another or others, at your place of work or in the course of employment. All such activity is prohibited.

DO’S	DON’TS
✓ Respect the diverse characteristics of your fellow employees ✓ Build trust in your teams through respect ✓ Speak up if you think someone is being harassed or bullied	× Create hostile or intimidating environment through your actions or words × Make inappropriate comments or jokes × Be derogatory or abusive to or about anyone

Personal Information and Privacy

Tronox respects your privacy. We will only collect, use, disclose and retain personal information that is necessary to meet business requirements and only as permitted by the laws of the countries in which we operate. Personal information means any information which could identify an individual, either from that information alone, or in combination with other information, which is reasonably likely to come into the possession of the Company. Employees and agents working on behalf of the Company with access to this type of information must comply with all applicable laws, rules, and regulations that impose a standard of confidentiality for such records and the disclosure of such information. Therefore, if you have access to such records, apart from disclosure that may be required by law, you are not authorized to release data concerning the personal affairs of any individual to anyone outside of Tronox, except on a demonstrated need-to-know basis.

Substance Abuse

Tronox is committed to providing workplaces free of substance abuse. Accordingly, employees and agents should report to work in a condition to perform their duties, free from the influence of illegal or unauthorized drugs or alcohol. In addition, the use, possession, or distribution of illegal or unauthorized drugs or alcohol on Company time or Company premises are prohibited.

Labor Representation

While Tronox prefers to deal with its personnel on an individual basis, it also recognizes that issues involving union or works council representation must be resolved within the framework of law, on a unit-by-unit basis. Therefore, where collective representation exists, Tronox will strive to build a relationship with those representative organizations based on the principles of good faith and mutual respect. Tronox is committed to complying with all applicable laws, rules, and regulations governing employment, immigration, and labor relations, including working hours and fair wages.

Questions and Answers about Maintaining a Fair and Safe Workplace

Q	Every now and again you decide not to operate a machine according to the standard operating procedure and Tronox policy because it takes more time and you don’t see how “the safe” way is any safer. Is your relaxed operating procedure a cause for concern?
A	Absolutely. Safety is a top priority. Not following Tronox operating policy is not only putting your job at risk but is putting the safety of yourself and your colleagues at risk as well. Operating equipment may be dangerous and requires your full compliance with safety procedures. In fact, non-compliance may result in personal liability for injuries you cause by intentionally not following the standard operating procedures and Company policies.
Q	Does my right to privacy as an employee allow me to send personal messages or media that may be inappropriate or offensive to some people from a Tronox computer or device?
A	No. Remember that Tronox reserves the right to monitor how its property is used consistent with applicable law. This includes, computers, phones, and emails through Tronox’s email servers. Tronox prohibits inappropriate behaviour on or using Company property. Tronox also respects and observes employee rights, including the actual right of privacy.
Q	What if I make a joke about a person’s race, color, religion, sex, sexual orientation, gender identity or expression, national original, disability, age, pregnancy, veteran status, but I know that no one of that particular characteristic is present. Is it still considered offensive behavior?
A	Yes. Demeaning or laughing at a person’s race, color, religion, sex, sexual orientation, gender identity or expression, national original, disability, age, pregnancy, veteran status, or any other characteristic protected by law is offensive and may be considered harassment to anyone. At Tronox we must always behave in a way that fosters diversity and a welcoming atmosphere for people of all different backgrounds.

Protecting Corporate Assets

We have a duty to safeguard Tronox’s assets against theft, loss or misuse. Assets may include:

•	intangible assets (e.g. customer lists, manufacturing processes, engineering drawings and specifications, intellectual property, and a variety of information in written or digitally stored form); and
•	tangible assets (e.g. money, equipment, supplies, facilities, inventory, and materials).

Constant vigilance in protecting Tronox’s trade secrets, business data, and proprietary know-how against industrial espionage is expected and required.

Similarly, responsible management of Tronox’s resources requires an accurate accounting for uses made of Tronox’s material assets as well as of personnel time. Tronox resources must not be diverted for unauthorized uses.

Proper Use of Corporate Assets

Every employee and agent working on behalf of the Company with access to company money or property has an absolute responsibility to manage it with the utmost level of integrity, and to avoid any misuse of such assets. Fraud, theft, embezzlement, or other improper means of obtaining corporate funds by Tronox personnel are unethical, illegal, and completely unacceptable. Unless specifically authorized, you may not misuse or remove from Tronox facilities any company property (e.g., furnishings, equipment, supplies, as well as property created, obtained or copied by Tronox for its exclusive use, such as files, reference materials and reports, computer software, data processing systems, and data bases).

When is use permitted by Tronox?

●    when used for their intended business purposes

●    reasonable and limited use of your Tronox issued telephone or computer

When is use not permitted by Tronox?

●    when used for outside business or personal political activities

●    when used to download, view, or send materials that are unlawful or unethical

Tronox’s products and services are its property.  Any contribution that an individual working for Tronox may make to their development and implementation are and will continue to remain the Company’s property, even after such individual’s work for or on behalf of the Company has terminated.

It is important that we prevent theft or misappropriation of company property by taking continual care to limit such losses by normal precautions and by handling company assets in a prudent manner.

Safeguard company property by:

Ö	locking up equipment, supplies and materials when no one is around to secure them;

Ö	protecting user identifications and passwords;
Ö	reporting suspicious persons or activities to security personnel;
×	refraining from downloading unauthorized applications or software; and
×	avoiding discussions of sensitive or confidential company information in public and/or in the presence of unauthorized persons (i.e., hallways, elevators, restaurants, social media platforms, etc.).

Records Management

It is important to maintain our records in a way that complies with all applicable laws, rules, and regulations, and allows for availability in case of litigation, audits, or investigation.  At the same time, it is impractical to retain all record indefinitely—storage expenses would be prohibitive and retrieval of specific records would be difficult.  Accordingly, you are required to comply with the Company’s record retention guidelines.

You are required to cooperate fully with any appropriately authorized internal or external investigation, including violations of this Code and pending litigation.  If you are requested to preserve documents in accordance with an investigation or legal hold, you should never withhold, tamper with, destroy or fail to communicate relevant information.

Intellectual Property

Tronox has made a major investment in its Intellectual Property, which includes:

•	patents
•	tradenames
•	trademarks
•	brand names
•	proprietary information (e.g. processes, data, know-how, trade secrets, formulas, improvements, production techniques, computer programs, and vendor and customer contract information and lists)

You may not disclose to unauthorized individuals—whether inside or outside of Tronox—any information that would tend to compromise proprietary technologies or trade operating secrets. In addition, reasonable precautions should be taken to prevent the inadvertent disclosure of such information. This confidentiality of company information applies even after the individual’s work for or on behalf of the Company has been terminated.

In addition, just as Tronox expects its intellectual property and proprietary information rights to be observed, Tronox respects the property rights of others. Accordingly, it is contrary to Tronox policy for you to intercept, duplicate, or appropriate, through electronic or other means, such materials as computer software, audio or video recordings, publications, or other protected intellectual Property, except by permission of the patent or copyright holders. Any offer of confidential information from outside sources should be refused unless appropriate legal safeguards have been taken.

Cyber-security

The integrity of Tronox computer programs and data must not be compromised. The inappropriate use of information technology or data may expose the Company to risks, including virus attacks and security breaches of information technology. Exercise great care in protecting these assets against intentional or unintentional corruption.

Computer hardware, software and data stored on the Company’s information technology, as well as corporate data stored on personnel devices, are ultimately the property of the Company. The safeguarding of this information technology and data is the responsibility of all Company personnel.

Security controls are in place and reviewed continuously to protect against emerging cyber threats. To the extent permitted by law, the Company reserves the right to monitor or audit an individual’s use of its information systems, and access electronic communications or information stored on systems, devices or equipment for maintenance, business needs or to meet legal or policy requirements. In the event that the Company’s information technology and data are used in appropriately, disciplinary action may be taken.

Questions and Answers about Protecting Corporate Assets

Q
You are set to hire an employee from a competitor who may possess various trade secrets and intellectual property that Tronox could use in developing a new product. Should you consult the Legal Department concerning applicable procedures and policies regarding hiring this individual?

A
Yes. You are legally prohibited from hiring an individual and having them steal or otherwise bring to Tronox trade secrets and intellectual property from a previous employer. The prospective employee may also be under a legal restraint imposed under his/her current contract of employment. Before moving to employ the individual, you must engage Tronox’s Legal Department concerning the proper procedures and policies to be followed.

Q
You discovered a new chemical mixture while researching at work that produces a superior and potentially less expensive version of a popular product. Are you under any obligation to disclose the discovery or may you pursue developing or selling the product yourself?

A
Since your discovery was made as an employee at Tronox in the course of your work at the Company using Company facilities and equipment, the intellectual property belongs to Tronox and you have a duty of loyalty to disclose the discovery. However, this does not mean Tronox will not reward you for such a discovery.

Q
Your family runs a small business. During slow days at work, may you use your Tronox work facilities and materials to tinker with projects for your family’s business, and the Tronox computer system to prepare the family business documents?

A
No. Your personal business interests must not interfere with your work at Tronox. Nor should you use any of Tronox materials, equipment or facilities to advance your own personal business interests. The proper way to separate personal affairs and work affairs is to make them different spheres so that you avoid violating any Company policies.

Ensuring the Accuracy of Corporate Records and Reporting

All of our Employees and agents working behalf of the company generate records as part of their regular tasks, and it is crucial that all Tronox Employees and agents make only true and accurate statements and representations.  This applies not only to Tronox records, but also to statements and representations made to government agencies, suppliers, customers, the press, and the general public.  Every individual involved in creating, transmitting, or entering information into Tronox’s financial and operational records (including time sheets, sales records, and expense accounts) is responsible and must take care to do so completely, honestly, and accurately.

How to ensure accuracy

To ensure compliance with this policy, it is important that we strive to:

•
take care that business transactions are properly authorized and that clear, complete and accurate entries of those transactions are created and recorded on Tronox’s books and records in accordance with generally accepted accounting principles and Tronox’s internal controls policies and procedures;

•	detail the true nature of every transaction or payment in its supporting documentation;
•	report the existence of any undisclosed or unrecorded funds or other assets;
•	ensure that all reports to regulatory agencies (including reports to be filed with, or submitted to, the U.S. Securities and Exchange Commission are full, fair, accurate, timely and understandable;
•	cooperate with investigations into or audits of Tronox’s financial records;
•
to the extent estimates and accruals are necessary in Company reports and records, ensure they (i) are supported by appropriate documentation and based on good faith judgments compliant with Tronox’s accounting policies and procedures and (ii) to the extent material, have been approved by management;

•	ensure payments always only are made to the person or the firm that actually provided the related goods or services; and
•	ensure that contacts with taxing authorities are handled in accordance with Tronox’s accounting policies and procedures.

You are expected to submit accurate expense accounts. To submit an expense account for meals not eaten, miles not driven, airline tickets not used, or for any other expense not incurred is dishonest reporting and is prohibited.

Accounting Controls

All transactions must be properly and accurately recorded on Tronox’s books and records, in compliance with Generally Accepted Accounting Principles, Tronox’s internal controls over financial reporting and other internal controls, and any other applicable Company policies and procedures. No unrecorded bank accounts, corporate funds or assets may be maintained, and all entries made in any corporate books or records must be accurate and comply with Tronox’s policies and procedures. Furthermore, it is your responsibility, within the scope of your duties, to ensure that all financial recordkeeping and records to governmental agencies be truthful and accurate.

All Tronox personnel subject to this Code are prohibited from coercing, manipulating, misleading or fraudulently influencing any independent or certified accountant involved in auditing or reviewing Tronox’s financial statements, for the purpose of rendering the financial statements misleading.

Documentation

Corporate funds may not be paid with the intent or understanding that any part of such payment is to be used for a purpose other than that described by the document supporting such payment.

Any documentation of corporate actions made should comply with the reporting policies, procedures and requirements of Tronox and any applicable governmental agency providing oversight or having jurisdiction over such matter. Documentation should be accurate and retained as provided by statute, regulation, or instruction by such agencies. You are strictly prohibited from destroying, altering, or falsifying documents or records with the intent to impede, obstruct, or influence the investigation or proper administration of any matter within the jurisdiction of any governmental entity.

Anti-Money Laundering

Tronox is committed to the prevention, detection, and reporting of money laundering and terrorist financing.  Money laundering is the process of converting illegal proceeds so that funds are made to appear legitimate.  To protect our Company, you must act diligently to prevent any Tronox products or services from being used to further money laundering evasion.

Preventing the Facilitation of Tax Evasion

Tronox does not condone, encourage, or support tax evasion, and is committed to implementing and following procedures to prevent anyone employed or contracted by Tronox or acting on Tronox’s behalf from facilitating the evasion of tax.

If you detect suspicious activity, promptly report it to your supervisor or the Legal Department.

Securities and Exchange Commission (“SEC”) Reporting; Other Public Communications

As a public company, Tronox is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the United States Securities and Exchange Commission (the “SEC”) and in other public communications made by Tronox, in compliance with the SEC, stock exchange, or other applicable rules and regulations. In support of this commitment, Tronox has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules) and (b) requires the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in Tronox’s accounting records.

Within the scope of your duties, you are expected to comply with Tronox’s disclosure controls and procedures to ensure that material information relating to Tronox is timely recorded, processed, summarized, and reported in accordance with all applicable SEC and other rules and regulations. If your duties involve the reporting of material information, you will be trained in these controls and procedures. In order to ensure that all disclosures of company information are accurate and in full compliance with applicable laws and regulations, all such disclosures are to be made only through specifically established channels. See “Media Contact”, for more information.

In addition to performing their duties and responsibilities under these requirements, each of the Company’s senior officers will establish and manage Tronox’s reporting systems and procedures with due care and diligence to ensure that:

•	reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely, and understandable and do not misrepresent or omit material facts;
•
business transactions are properly authorized and completely and accurately recorded on Tronox’s books and records in accordance with generally accepted accounting principles and Tronox’s established financial policies; and

•	retention or disposal of company records is in accordance with established Tronox policies and applicable legal and regulatory requirements.

Questions and Answers about Accuracy of Records and Reporting

Q
We have failed to meet our financial targets for the quarter. The financial picture can be improved, however, by amending the reporting to include some recent sales as if they had occurred last month. Since the sales did occur, is there anything wrong with this practice?

A
Yes. This is misrepresenting financial reports and constitutes a fraud and could result in criminal charges, financial penalties, or incalculable reputational losses for Tronox. Generally accepted accounting practices must always be followed and monitored through rigorous controls. Honesty is the best policy.

Q
You have a prospective client who has expressed interest in placing a large order with Tronox.  The prospective client is reluctant to supply identifying and supporting information or documentation about his company, and has been evasive when you propose to visit his operations.  Should you proceed with placing the order without collecting the requested information from the prospective client?

A
No. Before transacting with a new customer, you must follow Tronox policy to engage in the full due diligence procedure. This is company policy, and, if a potential client does not wish to engage in the process, you must report it to your manager or the Legal Department.

Our Responsibilities to the Public

Relations with Government Officials

Tronox strictly abides by all applicable anti-bribery and anti-corruption laws, including the Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act.  Tronox prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.

Tronox has developed policies, procedures, and internal controls for complying with anti-bribery and anti-corruption laws including conducting third party due diligence with a view to mitigating the risk of becoming involved in corruption via third parties.

In dealing with legislators, regulatory agencies, government agents or other public officials, political parties, officials or political candidates, Tronox personnel must not:

×	engage in any conduct intended to obtain, retain or direct business,
×	improperly influence any such persons or their associates into taking improper actions or to avoid taking required ones, or otherwise in the conduct of their duties.

As a general proposition, payments, gifts or other things of value are not to be given to governmental official for any reason whatsoever. This holds true even if certain laws permit appropriate payment by Tronox personnel to foreign governmental or quasi-governmental representation to facilitate or expedite the performance of routine governmental actions not involving diversion to award business to or continue doing business.
A third party cannot be used to try to hide a bribe.  Suppliers, agents, distributors, and business partners cannot offer or receive a bribe related to working for Tronox or on Tronox’s behalf.  Appropriate due diligence will be carried out in relation to third parties who are assessed as presenting a risk.  Payments and expenses will be closely monitored and audited to ensure compliance with this provision.

Deviation from this policy should be considered and approved only on a case-by-case basis and only after referral to the Legal Department.  Requests by governmental agencies for information or meetings other than routine communications in the ordinary course of business (e.g., routine export compliance communications) should be referred to the Legal Department. If your personal safety, security, or freedom of movement is at risk, and a payment is requested, contact the Legal Department as soon as possible.

What are our responsibilities?

•          Never offer, promise, or provide anything of value (no matter how nominal) to a government official in order to gain a business advantage.

•          Never instruct, authorize, or allow a third party to make a prohibited payment on your behalf.

•          Never make a payment to a third party knowing or having reason to believe that it is likely to be used to improperly provide something of value to a government official.

•          Always record any payments made or receipts obtained accurately, completely, and in a timely manner.

Remember, a bribe may take the form of money, gifts, services, or any other benefit.
Political and Charitable Activities and Contributions

Tronox is committed to comply with any applicable laws regarding political contributions, including those that prohibit companies from making political contributions in connection with elections. Tronox personnel are prohibited from conducting personal political activities using company time, property or equipment. In addition, you must not make any political contribution in Tronox’s name or on behalf of Tronox.  This includes not only direct contributions to candidates, but also other activities such as buying tickets to a political event, providing goods or services, or paying for advertisements and other campaign expenses.  Tronox personnel are prohibited from conducting charitable activity or making any charitable contribution in Tronox’s name or on behalf of Tronox without the consent of the General Counsel and Chief Executive Officer. The General Counsel and Chief Executive Officer may appoint one or more local managers with the authority to conduct de minimis regional charitable activity.

Media Contact and Public Statements

In order to ensure that all disclosures of Tronox information, including but not limited to information relating to financial performance, material contracts, and other information important to investors, regulators and the general public, are accurate and in full compliance with applicable laws and regulations, including SEC Regulation FD (Fair Disclosure) prohibiting “selective disclosure,” Tronox requires that all such disclosures be made only through specifically established channels. Unless you have been specifically authorized to do so, you are prohibited from discussing company affairs with securities analysts, media representatives, government officials, pension plan or similar fund administrators and other outside persons.

In order to make sure that news released about Tronox is accurate, timely, consistent, and in compliance with applicable legal requirements, such releases are the responsibility of Tronox’s corporate Chief Executive Officer, Chief Financial Officer and Director of Investor Relations, to be carried out pursuant to appropriate procedures as they shall develop and implement. As a general rule, all inquiries from general, trade or finance news media should be referred to such corporate officers.

Social Media Use

We must be cognizant of the impact and unintended consequences that can result from our use of social media.  Social media includes all means of communicating or posting information or content of any sort on the Internet.  Tronox encourages the use of the Internet to further the goals and objects of the Company. However, any use of social media must be in compliance with applicable law, rules, regulations, and Tronox policies. It is important to ensure all postings are consistent with Tronox values. If your social media activity would violate any of the Tronox policies in another forum, it will also violate them in an online forum. Excessive posting to or access of social media sites for personal reasons at work, or while using any of Tronox’s communication systems, is not permitted.

Most importantly, we must never discuss or disclose confidential information or release material, non-public information via social media or otherwise.  See the section on Confidential Information for more details.

Environmental Protection

Tronox is committed to protecting the environment, ensuring sustainability and supporting social responsibility.  We are dedicated to taking all appropriate measures to assure that its manufacturing, transportation and waste disposal activities are consistent with environmental protection. This includes:

•	assigning qualified personnel to manage Tronox’s environmental controls programs,

•	cooperating with government and industry groups to develop appropriate standards,

•	engineering production facilities to reduce or eliminate the discharge of pollutants,

•	informing Employees and community residents about relevant environmental control matters,

•	dealing only with reputable waste disposal contractors, and

•	complying with all applicable laws and regulations.

Within the scope of your employment or contracting, you are expected to identify and manage all environmental and social risks with applicable laws, rules, regulations, and Tronox policies pertaining to sustainability.

Respecting Local Law and Customs

Tronox expects you to obey the law wherever we operate. Also, we endeavor to respect local customs and institutions.  It is common in many countries (and often even legal in those countries) to offer payments in exchange for expedited services.  However, we must not use local custom as an excuse for violating applicable laws or corporate policies. We regard observing local law to be the minimum acceptable level of conduct; Tronox’s own standards frequently oblige us to go beyond that legal minimum and to conduct our affairs according to a higher standard.  Therefore, we do not permit such payments.

Anyone who feels that he or she is faced with a conflict between Tronox policies and local custom or law should contact the Legal Department.

Remember!

In some parts of the world, local customs actually permit gifts or entertainment to government officials.

If you are faced with this situation, always consult with your manager or the Legal Department to obtain approval before providing any gift or entertainment.

Export and Import Controls

Many countries, including the United States, place controls and/or prohibitions on certain international transactions involving exports, re-exports, imports and the disclosure of technical data to foreign persons. International transactions include the transfer or receipt of goods, technology, information, data or software for any reason and by any means, including electronic transmission. Employees must comply with all such applicable laws, rules and regulations. Prior to engaging in an international transaction, you must ensure that the transaction complies with all applicable laws, rules and regulations.

Embargoes and Sanctions

Various jurisdictions, including the United States, members of the European Union, and Australia, maintain and enforce asset blocking, economic sanctions, and restrictions on financial dealings with a large number of entities throughout the world, and even with entire countries.  Tronox must comply fully with all economic sanctions and embargoes that restrict persons or corporations from doing business with certain individuals, groups, entities, or countries.  If you suspect any violation of a sanction or embargo, promptly report it to the Legal Department.

Questions and Answers about Responsibilities to the Public

Q
A form is required to be submitted to the government of a specific jurisdiction that requests information that is not immediately available or that is costly to assemble.  May you provide an estimate of figures that are likely close to actual amounts since you may reasonably estimate the figures based on readily accessible data?

A
No, unless specific permission is granted from the governing body.  Tronox is committed to complete and accurate reporting in all of the jurisdictions in which we operate.  You should follow the company policies that facilitate compliance with rules and regulations in a particular jurisdiction. If a situation arises where gathering information is unreasonably costly, you may contact the Legal Department to seek further guidance.  In all circumstances, Tronox, its employees, and agents working on behalf of the Company should act honestly and openly.

Q	Do environmental laws and policies apply solely to so-called high risk activities like dealing with hazardous chemicals?

A
No.  Environmental and sustainability issues arise in corporate offices as well as manufacturing facilities. Tronox corporate policies address our activities in the work place as well as our products, transactions and our work activities outside of Tronox facilities, including customer visits. Yet, no matter where or what we are doing as Tronox employees, contractors or agents, we should always work in a safe and secure manner in full compliance with safety and environmental rules, industry standards and Tronox company policies.

Avoiding Conflicts of Interest

We must be careful to avoid actions that conflict, or even appear to conflict, with Tronox’s best interests. A “conflict of interest” occurs when an individual’s private or personal interest interferes in any way, or even appears to interfere, with the interests of Tronox. These can include:

●	representing Tronox in dealings in which that individual has a vested interest;
●	soliciting personal favors from those with whom Tronox does business;
●	working for or providing advice or consulting services to a competitor, supplier, or customer of Tronox, running a business that competes with Tronox, or taking a position that interferes with one’s duties to Tronox;
●	becoming a director or officer of, or having a financial interest in, a company with whom Tronox does business; or
●	other circumstances in which the person’s loyalty to Tronox would be divided.

These situations, and others like them, must be avoided unless approved by the Legal Department or, in the case of Corporate Executive Officers and Directors, by the Board of Directors.

Tronox employees may not have a financial interest in any Company customer, supplier, distributor, sales representative or competitor that might cause divided loyalty or even the appearance of divided loyalty.

A conflict situation can arise when an employee or director:

●    takes actions or has interests that may make it difficult to perform their duties objectively and effectively

●   receives, either directly or indirectly, Tronox personal benefits as a result of their position with Tronox (an indirect benefit could be a benefit provided to a family member)

If you are ever in doubt about the propriety of a transaction, consult your supervisor or the Legal Department.

Loans from Tronox to Directors and Corporate Executive Officers are not permitted. Loans from Tronox to any other employees must be approved in advance by the Board of Directors or its designated committee or Corporate Executive Officer.

Without prior approval of the General Counsel, employees, or agents working on behalf of the Company may not perform outside work for other parties or solicit such business on Company premises or Company time, which includes time given with pay to handle personal matters. Neither are they permitted to use Company equipment, telephones, materials, resources or proprietary information for any outside work.

You must promptly disclose any actual or potential conflicts of interest to your manager or to the Legal Department. Corporate Executive Officers and Directors should disclose actual or potential conflicts of interest to the Chairman of the Corporate Governance and Nominating Committee of Tronox’s Board of Directors. The Committee will then determine what, if any, action may be appropriate in response.

Corporate Opportunities

You owe a duty to Tronox to advance its legitimate interests when the opportunity to do so arises. You may not:

●	personally take for yourself, or help others take for their benefit, a business opportunity that is discovered through the use of Company property, information or position;
●	use Tronox’s name, property, information or position for personal profit, gain or advantage (other than compensation from Tronox); or
●	compete with Tronox.

Each of us must be particularly attentive to the possibility of misappropriating a corporate opportunity of Tronox and, in any case of uncertainty, you should promptly consult with your manager or the Legal Department. Corporate Executive Officers and Directors should promptly consult with the Chairman of the Corporate Governance and Nominating Committee. The Committee will then determine what, if any, action may be appropriate in response.

Questions and Answers about Conflicts of Interest

Q	Your brother just became the executive vice president at one of our main suppliers. Since it was completely coincidental (he was hired from the outside), do you have to disclose this relationship?
A	Yes. Depending on your position at Tronox you may have a conflict of interest and need to disclose the conflict with your managers and seek advice from your Human Resources representative, your manager, or the Legal department.
Q	You are assigned to find a new supplier for a new Tronox product. A family member is the owner of a potential supplier. Should you encourage your family member to participate in the open bidding process?
A	No. Given your family relationship it may influence your decision. It is best to not include your family member in the bidding process. Tronox should avoid the appearance of a conflict of interest even if all the proper procedures would be followed, and even if a close family relation would receive no advantage in the bidding process.

Who to contact for help with this Code

●   Talk to your manager or a Human Resources manager

●   Talk to the Legal Department

●   Use the Tronox Ethics and Compliance Hotline

Remember, you may always ask a question or raise concerns in person, by email, or by phone. Where local laws allow, you will remain confidential or anonymous.